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                                                            Exhibit 5

                                October 2, 1996


Allin Communications Corporation
300 Greentree Commons
381 Mansfield Avenue
Pittsburgh, PA 15220

Gentlemen:

We are acting as counsel for Allin Communications Corporation, a Delaware corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended, of up to 2,300,000 shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock"), to be offered to the public under Registration Statement No. 333-10447 on Form S-1, as amended, relating to the offering (the "Registration Statement").

We have examined originals and copies certified or otherwise identified to our satisfaction of such records of the Company, agreements and other instruments, certificates of public officials and of officers of the Company and such other documents as we have deemed necessary for the basis for the opinions hereinafter expressed.

On the basis of the foregoing, we are of the opinion that:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and

2. The Common Stock, when issued and delivered as contemplated by the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable.

We hereby consent to being named in the Registration Statement and in the Prospectus which constitutes a part thereof as counsel for the Company who have passed upon legal matters in connection with the Common Stock to which the Registration Statement and the Prospectus relate. We further consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Eckert Seamans Cherin & Mellott

ECKERT SEAMANS CHERIN & MELLOTT

EPM/VMK/blk